Filed Pursuant to Rule 433

Registration Nos. 333-208463 and 333-208463-01

$400mm World Financial Network Credit Card Master Note Trust (WFNMT) 2017-A

Joint Leads (Class A/M/B):	RBC (str), BofAML, CIBC
Joint Lead (Class M/B):	Fifth Third
Co-Managers (Class A):	Scotia (snr), JPM, Wells, BNP, Fifth Third, Keybanc
Selling Group:	Williams Capital

CL	AMT($MM)	WAL	S/F/D	E.FINAL	L.FINAL	BENCH	SPRD	YLD%	CPN%	PRICE%
A	400.000	2.98	AAA/AAA/AAA	05/15/20	03/15/24	iSwp	+45	2.133	2.12	99.98945

Expected Pricing:	PRICED
Expected Settle:	05/22/17
First Pay Date:	07/17/17
Registration:	SEC-Registered
Expected Ratings:	S&P/Fitch/DBRS
Min Denoms:	$1k x $1k
ERISA Eligible:	Yes
Class A CUSIP:	981464 FZ8
Bill & Deliver:	RBC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1 866 375-6829.